Exhibit 99.2

FOR IMMEDIATE RELEASE

Contact:	At Dresner Corporate Services
Robert L. Johnson, Chairman & CEO Curt Kollar, CFO	Steve Carr 312-780-7211
706-645-1391	scarr@dresnerco.com
bjohnson@charterbank.net or ckollar@charterbank.net

CHARTER FINANCIAL DECLARES QUARTERLY
CASH DIVIDEND OF FIVE CENTS PER SHARE

West Point, Georgia, April 30, 2013 – Charter Financial Corporation (NASDAQ: CHFN) today announced that its board of directors has declared a quarterly cash dividend of five cents per share. The dividend is payable on May 30, 2013, to stockholders of record as of May 15, 2013.

Robert L. Johnson, Chairman and Chief Executive Officer commented, “With the recent successful completion of our stock offering, I am pleased to announce our first quarterly dividend as a fully public company and our 42nd since our initial public offering in 2001.”

 Charter Financial Corporation completed its conversion, reorganization and public offering on April 8, 2013. Charter Financial Corporation now has approximately 22,752,214 shares outstanding.

Charter Financial Corporation is a savings and loan holding company and the parent of CharterBank, a growing full-service community bank and a federal savings institution. CharterBank is headquartered in West Point, Georgia, and operates branches in central West Georgia, East Alabama and the Florida Gulf Coast. CharterBank’s deposits are insured by the Federal Deposit Insurance Corporation. Investors may obtain additional information about Charter Financial Corporation and CharterBank on the internet at www.charterbk.com under About Us.

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